Exhibit 16.1

KPMG LLP

Aon Center Suite 5500

200 East Randolph Drive Chicago, IL 60601-6436

January 25, 2016

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Akorn, Inc. (the “Company”) and, under the date of March 17, 2015, we reported on the Company’s consolidated financial statements as of and for the years ended December 31, 2014 and 2013 and the effectiveness of internal control over financial reporting as of December 31, 2014. In a Form 8-K dated April 24, 2015, the Company reported that the Audit Committee (the “Audit Committee”) of the Company’s Board of Directors, upon the recommendation of the Company’s management, concluded that its previously issued consolidated financial statements for the year ended December 31, 2014 should not be relied upon because of errors in the financial statements, and that management’s report on the effectiveness of internal control over financial reporting as of December 31, 2014 should no longer be relied upon. Because of the pending restatement of the above referenced financial statements, the related audit reports of KPMG on the Company’s consolidated financial statements as of and for the year ended December 31, 2014 and on the effectiveness of internal control over financial reporting as of December 31, 2014 have been withdrawn.

On January 10, 2016, we were dismissed. We have read the Company’s statements included under Item 4.01(a) of its Form 8-K dated January 14, 2016, and we agree with such statements with the following clarifications:

•	The information referenced by the Company in item 2 of the third paragraph and in the fifth paragraph that had come to our attention relates to errors identified by the Company related to understatements of rebates and other sales allowances which have resulted in an overstatement to net revenue and pretax income from continuing operations for the year ended December 31, 2014, and two additional accounting matters identified by the Company’s investigation that warranted further investigation and review: (i) customer payment term modifications and related revenue recognition practices, timing and disclosures for 2013 through 2015, and (ii) returns processing delays in 2015. We advised the Company that this information necessitated a significant expansion of the scope of our audits, and that information discovered in the Company’s investigation or in our expanded audit procedures may: (i) materially impact the fairness or reliability of the Company’s unaudited condensed consolidated financial statements as of and for the

KPMG LLP is a Delaware limited liability partnership,

the U.S. member firm of KPMG International Cooperative

(“KPMG International”), a Swiss entity.

Securities and Exchange Commission January 25, 2016

three months ended March 31, 2014 and consolidated financial statements as of and for the year ended December 31, 2013 or (ii) cause us to be unwilling to rely on management’s representations or to be associated with the Company’s financial statements, including the previously audited financial statements as of and for the year ended December 31, 2013.

Furthermore, we are not in a position to agree or disagree with (i) the Company’s statements in the fourth paragraph of Item 4.01(a), or (ii) the Company’s statements in the fifth paragraph of Item 4.01(a) that Company management recommended that the Audit Committee commence an independent investigation concerning accounting errors involving transactions related to sales to wholesalers, direct purchasers and other related transactions, or that the Audit Committee investigation is substantially complete.

Very truly yours,

/s/ KPMG LLP